                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                         INLAND STEEL INDUSTRIES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Date filed:

- --------------------------------------------------------------------------------

INLAND STEEL INDUSTRIES, INC.

ROBERT J. DARNALL
Chairman, President and
Chief Executive Officer

                                                                  April 15, 1996

Dear Stockholder:

     On Wednesday, May 22, 1996, we will hold our Annual Meeting of Stockholders beginning at 10:30 a.m., Chicago time, at the First Chicago Center, One First National Plaza, Chicago, Illinois. Hopefully, you will be able to join us.

     At the meeting we will review our 1995 performance and present an overview of our materials management services strategy. In addition, you will have an opportunity to ask questions. The attached notice of meeting and proxy statement describe the formal business of the meeting.

     I am looking forward to seeing you on May 22. However, if you do not expect to attend the meeting, please take a moment now to complete and return the enclosed proxy card in the envelope provided.

                                          Cordially,

                                          Robert J. Darnall
                                          Chairman, President and
                                          Chief Executive Officer

                 30 West Monroe Street, Chicago, Illinois 60603

          INLAND STEEL INDUSTRIES, INC.
          30 WEST MONROE STREET
          CHICAGO, ILLINOIS 60603

          NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
          TO BE HELD ON MAY 22, 1996

          To the Stockholders of INLAND STEEL INDUSTRIES, INC.:

               The Annual Meeting of Stockholders of Inland Steel Industries, Inc., a Delaware corporation, will be held at the First Chicago Center, One First National Plaza, Chicago, Illinois, on Wednesday, May 22, 1996, at 10:30 a.m., Chicago time, for the following purposes:

               1. To elect directors of the Company;

               2. To elect a firm of independent public accountants to
                  audit the accounts of the Company and its subsidiaries for the year 1996; and

               3. To transact any other business that may properly
                  come before the meeting.
               The close of business on April 2, 1996 has been fixed as the record date for determination of holders of voting securities entitled to notice of and to vote at the Annual Meeting.
               A Proxy Statement with respect to the Annual Meeting accompanies and forms a part of this Notice. The Annual Report of the Company for the fiscal year ended December 31, 1995 was previously mailed to holders of voting securities.

                                        By order of the Board of
                                        Directors,

                                        CHARLES B. SALOWITZ, Secretary

          April 15, 1996
          Chicago, Illinois

          Holders of voting securities are cordially invited to attend this meeting. Each holder of voting securities, whether or not he or she expects to be present in person at the Annual Meeting, is requested to SIGN, DATE AND RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible. A holder of voting securities may revoke his or her proxy at any time prior to voting.

                         INLAND STEEL INDUSTRIES, INC.
                             30 WEST MONROE STREET
                            CHICAGO, ILLINOIS 60603

                                PROXY STATEMENT

     The enclosed proxy is solicited on behalf of the Board of Directors of the Company. Such solicitation is being made by mail commencing approximately April 15, 1996, and also may be made by directors, officers and regular employees of the Company. The expense of such solicitation will be paid by the Company. In addition, the Company has retained Kissel-Blake Inc. to assist in the solicitation of proxies for a fee of $10,500 plus out-of-pocket expenses. Brokers, banks and similar organizations will be reimbursed for out-of-pocket and reasonable clerical expenses incurred in obtaining instructions from beneficial owners.

     A holder of voting securities giving a proxy may revoke it at any time prior to the voting of the proxy. Voting securities represented by an effective proxy given by the holder thereof will be voted as directed by such holder. The voting securities of the Company outstanding on the record date (April 2, 1996), together with the vote to which each is entitled, consist of 48,781,477 shares of common stock (one vote per share), 93,831 shares of Series A $2.40 Cumulative Convertible Preferred Stock (one vote per share), 3,074,556 shares of Series E ESOP Convertible Preferred Stock (1.25 votes per share), and $185,000,000 principal amount of the Company's 10.23% Subordinated Voting Note (30.604 votes per $1,000 of principal amount). All such voting securities vote together without regard to class on the matters expected to be voted upon at the Annual Meeting.

     Shares standing to the credit of a participant in the Shareholder Investment Service for the automatic reinvestment of common stock dividends will be voted only if and in the same manner as such participant shall vote his or her shareholdings of record. In the event a participant is not a stockholder of record, Harris Trust and Savings Bank, as custodian, will vote shares held for his or her account only in accordance with his or her instructions. Shares standing to the credit of a participant in the Inland Steel Industries Thrift Plan will be voted as such participant directs, provided that any such direction (or any revocation of a prior direction) must be received by Harris Trust and Savings Bank, as Trustee under the Thrift Plan, by 5:00 p.m., Chicago time, on May 21, 1996. Shares in the Thrift Plan as to which no direction is received by such time will be voted in the same proportion as shares in the Thrift Plan that have been timely directed.

     It is the policy of the Company that proxies, consents, ballots and voting materials that identify the vote of specific holders of voting securities are kept confidential until the final vote is tabulated, except in a contested proxy or consent solicitation or to meet applicable legal requirements. All such documents are returned to the tabulator and are available to the inspectors of election to enable them to certify the results of the vote. Harris Trust and Savings Bank acts as the tabulator, and one or more officers or employees of the Harris Bank will serve as inspectors of election. Comments written on or accompanying proxy cards will be provided to the Company without indication of the vote of the holder of the voting securities except where the vote is included in the comment or is necessary for an understanding of the comment.

                             ELECTION OF DIRECTORS

     Proxies not limited to the contrary will be voted for the ten nominees listed below as directors of the Company for terms expiring on the date of the Annual Meeting of the Company in 1997 and until their successors are duly elected and qualified. Directors shall be elected by a plurality of the votes of the voting securities present in person or by proxy at the Annual Meeting and entitled to vote in the election, and the outcome of the election will therefore not be affected by holders of voting securities who abstain from voting or withhold authority to vote in the election, or by broker non-votes. All such nominees are presently serving as directors of the Company and of Inland Steel Company, a wholly owned subsidiary of the Company. Mr. Maurice S. Nelson, Jr., a director since 1995, resigned from the Board of Directors effective with his April 1, 1996 retirement as Executive Vice President of the Company and as President and Chief Executive Officer of Inland Steel Company. The period of service as a director shown for each nominee includes the period for which such nominee served as a director of Inland Steel Company prior to the effective date (May 1, 1986) of the plan of restructuring pursuant to which the Company became a holding company for Inland Steel Company and its subsidiaries. The Board of Directors held six meetings during 1995. All incumbent directors attended at least 75% of the combined total number of meetings of the Board of Directors and committees on which they served.

     In conjunction with the six-year labor agreement finalized in July 1993 between Inland Steel Company and the United Steelworkers of America, the Steelworkers were provided the ability, through 1999, to designate as a director nominee an individual acceptable to the Board of Directors of the Company. Dr. McKersie was so designated and was elected to the Board of Directors by stockholders in 1994.

     If any nominee should become unavailable for election (an event that is not anticipated), proxies may be voted for the election of such other person or persons as may be designated by the Board of Directors of the Company, unless the Board has taken prior action to reduce its membership.

INFORMATION CONCERNING NOMINEES
- --------------------------------------------------------------------------------

               A. ROBERT ABBOUD                                 Director since 1974

               Mr. Abboud, age 66, is President of A. Robert Abboud and Company, a
               private investment firm established by him in 1984. From April 1988 until March 1991 Mr. Abboud was Chairman and Chief Executive Officer of
               First City Bancorporation of Texas, Inc., a bank holding company, which in November 1992 consented to an involuntary bankruptcy petition, had its plan of reorganization confirmed by the bankruptcy court in May
               1995, and completed the plan of reorganization in July 1995. He is
               Chairman of Inland's Finance and Retirement Committee and a member of its Audit Committee. Mr. Abboud is also a director of AAR Corp.,
               Alberto-Culver Company, and Hartmarx Corporation.

               JAMES W. COZAD                                   Director since 1991

               Mr. Cozad, age 69, was Chairman and Chief Executive Officer of Whitman
               Corporation, a diversified producer of consumer and commercial products, prior to his retirement in May 1992. He was elected to that position in
               January 1990. Mr. Cozad previously had been employed, starting in 1969, by Amoco Corporation, a producer and distributor of petroleum products, natural gas and chemicals, was its Chief Financial Officer from 1976 and in addition served as Vice Chairman from 1983 until joining Whitman.
               He is Chairman of Inland's Compensation Committee and a member of its
               Nominating and Executive Committees. Mr. Cozad is also a director of Eli
               Lilly and Company, GATX Corporation, Sears, Roebuck and Co., and Whitman
               Corporation.

               ROBERT J. DARNALL                                Director since 1983

               Mr. Darnall, age 58, is Chairman, President and Chief Executive Officer
               of the Company and Chairman of the Executive Committee. He was elected
               President and Chief Executive Officer of the Company in 1986 and assumed his present position in 1992. He is also Chairman, President and Chief
               Executive Officer of Inland Steel Company. He joined Inland Steel
               Company in 1962, has served as its Chairman since 1992, as its Chief
               Executive Officer from 1992 to 1995 and since April 1, 1996, and as its
               President from 1984 to 1986, 1987 to 1992, and again since April 1,
               1996. Mr. Darnall is also a director of Cummins Engine Company, Inc. and
               Household International, Inc.

- --------------------------------------------------------------------------------

               JAMES A. HENDERSON                            Director since 1978

               Mr. Henderson, age 61, is Chairman and Chief Executive Officer of
               Cummins Engine Company, Inc., a manufacturer of diesel engines. He joined that company in 1964, was elected Executive Vice President in
               1971, and was elected Executive Vice President and Chief Operating
               Officer in 1975. In 1977 he was elected President and Chief Operating
               Officer, was elected President and Chief Executive Officer in 1994, and assumed his present position in 1995. He is Chairman of Inland's Audit
               Committee and a member of Inland Steel Company's Partnership Oversight
               Committee. Mr. Henderson is also a director of Cummins Engine Company,
               Inc., Ameritech Corporation, and Rohm and Haas Company.

               ROBERT B. MCKERSIE                            Director since 1994

               Dr. McKersie, age 66, is a professor at the Sloan School of Management at Massachusetts Institute of Technology. Dr. McKersie was also Deputy
               Dean at the Sloan School of Management from 1991 to 1994. Prior to joining MIT in 1980, he served as Dean of the New York State School of
               Industrial and Labor Relations at Cornell University, and prior to that was on the faculty of the Graduate School of Business at the University of Chicago. He is a member of Inland's Audit Committee and Inland Steel
               Company's Partnership Oversight Committee.

               DONALD S. PERKINS                             Director since 1967

               Mr. Perkins, age 69, was Chairman of Jewel Companies, Inc., a
               diversified retailer, prior to his retirement in 1980. He is Chairman of Inland's Nominating Committee and a member of its Compensation and
               Executive Committees. Mr. Perkins is also a director of Aon Corporation,
               Lucent Technologies Inc., Cummins Engine Company, Inc., Illinova
               Corporation, LaSalle Street Fund Incorporated, the Putnam Funds, Springs
               Industries, Inc., and Time Warner Inc.

- --------------------------------------------------------------------------------

               JEAN-PIERRE ROSSO                                  Director since 1995

               Mr. Rosso, age 55, is Chairman, President and Chief Executive Officer of
               Case Corporation, a worldwide designer, manufacturer and distributor of farm and construction machinery, and was President and Chief Executive
               Officer of that company from April 1994 to March 1996. Prior to joining that company, he was President of the Home and Building Control Division
               of Honeywell Inc., a producer of advanced technology products, from 1991 to 1994 and President of Honeywell Europe from 1987 until 1991. He is a member of Inland's Audit and Finance and Retirement Committees. Mr.
               Rosso also is a director of Case Corporation, ADC Telecommunications
               Inc., and the Principal Financial Group.

               JOSHUA I. SMITH                                    Director since 1991

               Mr. Smith, age 55, is Chairman and Chief Executive Officer of The MAXIMA
               Corporation, an information management service company established by him in 1978. He serves as a trustee or director of a number of professional, educational, and business boards and associations and was formerly Chairman of the U. S. Commission on Minority Business
               Development. He is a member of Inland's Compensation, Finance and
               Retirement, and Nominating Committees. Mr. Smith is also a director of
               Caterpillar, Inc., and Federal Express Corporation.

               NANCY H. TEETERS                                   Director since 1991

               Ms. Teeters, age 65, was Vice President and Chief Economist of IBM
               Corporation, a manufacturer of business machines, from 1984 until her retirement in 1990. Prior to 1984, she was a Governor of the Federal
               Reserve System and served as an economist in positions in both the
               Executive and Legislative branches of the Federal government. She was also a Senior Fellow of the Brookings Institute. She is a member of
               Inland's Audit and Finance and Retirement Committees. Ms. Teeters is
               also a director of a number of registered investment companies managed by Prudential Securities Mutual Funds and advised by Prudential
               Securities Mutual Funds, Wellington Management, or Blackrock Group.

- --------------------------------------------------------------------------------

               ARNOLD R. WEBER                                 Director since 1985

               Dr. Weber, age 66, is Chancellor of Northwestern University. He began his career in education in 1958 in the field of urban and labor economics, served as a professor at the University of Chicago and Dean of the Graduate School of Industrial Administration at Carnegie-Mellon
               University, was President of the University of Colorado from 1980 until
               1985, and was President of Northwestern University from 1985 until he assumed his present position in January 1995. He has served as an economic advisor to four national administrations and as a consultant to several governmental agencies. He is a member of Inland's Compensation,
               Executive and Nominating Committees, as well as Chairman of Inland Steel
               Company's Partnership Oversight Committee. Dr. Weber is also a director of Aon Corporation, Burlington Northern Santa Fe Corporation, Deere &
               Company, PepsiCo, Inc., and Tribune Company.

                           COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company or any of its subsidiaries receive an annual retainer of $35,000, of which $11,000 is paid in shares of common stock of the Company pursuant to the Inland 1992 Stock Plan for Non-Employee Directors. Such directors also receive $1,000 for each special meeting of the Board of Directors of the Company and of Inland Steel Company attended by them, except that if special meetings of both Boards are held on the same day, only one meeting attendance fee is paid. In addition, each such director who serves as a member of a standing committee of the Board of Directors is paid an annual fee of $3,000 for service on each such committee on which he or she serves, except that membership on the Compensation and Nominating Committees is regarded as membership on only one committee for purposes of the payment of such additional fee and that only one meeting attendance fee is paid if standing committee meetings of both Boards are held on the same day. Such directors also receive $1,000 for each special committee meeting attended that is not held in connection with a regular or special meeting of the Board of Directors, except that only one meeting attendance fee is paid if special meetings of the same committees of both Boards are held on the same day and that membership on the Compensation and Nominating Committees is regarded as membership on only one committee for purposes of the payment of such additional fee. No fees are paid for any meeting of the Executive Committee. Each such director who is the chairman of a standing committee of the Board of Directors of the Company receives an additional annual retainer of $5,000 except that a chairman of the same committee of both Boards receives only one fee. A director may elect to defer payment of all or a portion of such fees until he or she ceases to be a director of the Company. Interest on the cash portion of any fees with respect to which payment is deferred is accrued at the prime rate in effect from time to time at The First National Bank of Chicago. Amounts equivalent to dividends that would have been paid on the stock portion of any deferred fees are credited to the account of such director and converted into additional deferred shares at market prices. The Company also pays the premiums on a business accident insurance policy insuring each non-employee director for amounts up to $500,000.

     In January 1996, the Company terminated its director retirement plan except as to accrued benefits of those non-employee directors with one or more years of service at January 1, 1996. Vested benefit accruals under the terminated plan will be paid at the later of a director's retirement from Board service or his or her attaining age 65 and will continue for the number of full years of service as a non-employee director completed at January 1, 1996, up to a maximum of ten years. The amount of the annual benefit is equal to the amount of the annual retainer paid for services as a member of the Board in effect at the last Board meeting attended by such director. This plan provides that in the case of a director who is 60 or older, the Company may purchase annuities (and provide a tax gross-up payment to the director at the time of purchase) either prior to or at the time of retirement to satisfy the Company's obligations under this plan. Any annuities purchased for a director would be designed to provide an after-tax benefit equivalent to the benefit provided under the plan.

     The Company established a Deferred Phantom Stock Unit Plan for Non-Employee Directors in January 1996 for each present and future non-employee director who has served on the Board of Directors for less than ten years as of January 1, 1996 or who first becomes a director after January 1, 1996. The plan provides that 1,000 phantom stock units (with common stock dividends credited as additional units on each dividend payment date) will be credited to participants' accounts as of the date of each of the first ten annual meetings of stockholders of the Company at which such participant is elected as a director, commencing with the May 22, 1996 annual meeting and continuing until and including the tenth consecutive annual meeting of stockholders at which the participant is elected a director. However, each participant who was a director on and before October 1, 1995 will be credited with phantom stock units on annual meeting dates only until the participant reaches his or her ninth anniversary as a director. Except for a change in control, these benefits will vest for each participant on the earlier of: (a) the tenth consecutive annual meeting of stockholders at which the participant is elected a director, or (b) the last date of the participant's service as a director, provided the participant remains on the Board of Directors (i) until at least the fifth consecutive annual meeting of stockholders after which the participant was first elected a director and (ii) either until the participant reaches age 70 or until his or her death at age 65 or older. Vested benefits are paid in cash in a lump sum or, at the election of the participant, in up to 40 quarterly installments, commencing at the later of age 65 or ceasing to serve on the Board. The cash value of each phantom stock unit is equal to the fair market value of one share of Company common stock on the payment date.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     Among the standing committees of the Board of Directors, the Company has an Audit Committee, a Compensation Committee and a Nominating Committee. The members of these three committees, none of whom is an employee of the Company or any of its subsidiaries, are identified above under "Election Of Directors."

     The duties of the Audit Committee are to review the proposed scope of the annual audit and the results and recommendations of the independent auditors on completion of the annual audit; to review the financial review sections of the Company's annual report to stockholders and annual report on Form 10-K; to review the minutes of the quarterly audit review of the independent auditors and each quarterly report on Form 10-Q; to nominate a firm of independent auditors to be submitted to the holders of voting securities for election at the annual meeting; to approve all non-audit services to be performed by the independent auditors; to approve the compensation of the independent auditors; to review the Company's system of internal accounting controls and its system of internal operating controls and the performance of its internal auditors; to monitor compliance by management with the Company's Code of Business Conduct; and to review registration statements prepared in connection with financings by the Company and its subsidiaries. The Audit Committee held four meetings in 1995.

     The duties of the Compensation Committee are to make recommendations to the Board of Directors with respect to the salaries of the officers of the Company and approve the salary of the president of each of the Company's major subsidiaries; to administer the Inland Steel Industries, Inc. Annual Incentive Plan, the Inland 1984 Incentive Stock Plan, the Inland 1988 Incentive Stock Plan, the Inland 1992 Incentive Stock Plan, and the Inland 1995 Incentive Stock Plan; and to make recommendations to the Board of Directors with respect to the establishment or modification of executive compensation plans and programs. The Compensation Committee held six meetings in 1995.

     The duties of the Nominating Committee are to prepare and maintain a list of qualified candidates to fill vacancies on the Board of Directors and recommend to the Board of Directors candidates to fill any such vacancies; to recommend to the Board of Directors annually a slate of candidates for election as directors by the holders of voting securities at the annual meeting; and to recommend the compensation to be paid to non-management directors for their services as directors. The Nominating Committee held four meetings in 1995.

     The Nominating Committee will consider qualified candidates recommended by the holders of voting securities for designation as nominees for election at the Annual Meeting of Stockholders to be held in 1997 and subsequent years. In order for a candidate recommended by a holder of voting securities to be considered by the Nominating Committee for designation as a nominee for election at the Annual Meeting of Stockholders to be held in 1997, the name of such candidate, together with a written description of his or her qualifications, must be received by the Secretary of the Company prior to January 1, 1997.

The By-laws of the Company provide a formal procedure, including an advance notice requirement, for nominations by holders of voting securities of persons for election as directors at annual meetings of the Company.

                 SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table presents, as of April 2, 1996, the equity securities beneficially owned (as that term is defined by the Securities and Exchange Commission) by all directors of the Company, the other named executive officers of the Company (including Mr. Nelson, who retired effective April 1, 1996), and the directors and executive officers of the Company as a group, in each case, except as indicated, with sole voting and investment power. Common stock, in each case, includes preferred stock purchase rights distributed in 1987 to holders of common stock. The shares of Series E ESOP Preferred Stock shown as beneficially owned by the executive officers are held for their respective accounts in the Inland Steel Industries Thrift Plan and could be converted upon retirement or other termination of employment into an equal number of shares of common stock of the Company (subject to adjustment in certain events). Excluded from the number of shares listed as beneficially owned are allocated shares of Series E ESOP Preferred Stock that the ESOP Trustee is required to vote or dispose of in the manner and proportion in which allocated shares are directed to be voted or disposed of.

                                                                        AMOUNT AND NATURE
                                                                          OF BENEFICIAL
                                                AMOUNT AND NATURE         OWNERSHIP OF
                                                  OF BENEFICIAL           SERIES E ESOP
                                                  OWNERSHIP OF              PREFERRED
                                                 COMMON STOCK(1)            STOCK(2)
                                                -----------------       -----------------
Directors
  A. Robert Abboud............................         5,985                      --
  James W. Cozad..............................         1,485                      --
  Robert J. Darnall...........................       230,094                   1,774
  James A. Henderson..........................         1,985                      --
  Robert B. McKersie..........................           742                      --
  Donald S. Perkins...........................         3,485                      --
  Jean-Pierre Rosso...........................           500                      --
  Joshua I. Smith.............................           985                      --
  Nancy H. Teeters............................         1,285                      --
  Arnold R. Weber.............................         1,085                      --
Named Executive Officers
  Maurice S. Nelson, Jr.......................        76,307                   1,151
  Earl L. Mason...............................        78,078                   1,293
  Neil S. Novich..............................        41,876                     284

                                                                        AMOUNT AND NATURE
                                                                          OF BENEFICIAL
                                                AMOUNT AND NATURE         OWNERSHIP OF
                                                  OF BENEFICIAL           SERIES E ESOP
                                                  OWNERSHIP OF              PREFERRED
                                                 COMMON STOCK(1)            STOCK(2)
                                                -----------------       -----------------
  Judd R. Cool................................       106,742                   1,676
All Directors and Executive Officers
  as a Group..................................       684,276                  10,424

- ---------------
(1) Excludes shares of common stock into which Series E ESOP Convertible Preferred Stock may be converted. No director or named executive officer individually owns 1% or more of the outstanding common stock of the Company; all directors and executive officers as a group own 1.40% of the outstanding common stock of the Company. Includes shares held jointly with other persons, as follows -- Mr. McKersie - 375, Mr. Darnall - 290, Mr. Nelson - 7,763, and all directors and executive officers as a group - 9,034; shares which the following have the right to acquire under options exercisable within 60 days after April 2, 1996 -- Mr. Darnall - 169,000, Mr. Nelson - 67,500, Mr. Mason - 69,000, Mr. Novich - 31,000, Mr. Cool -84,000, and all
    executive officers as a group - 531,935; and shares held under restricted stock awards as follows -- Mr. Darnall - 12,000, Mr. Mason - 5,800, Mr. Novich - 10,800, Mr. Cool - 4,800, and all executive officers as a group - 44,600.

(2) Each named executive officer individually owns and all executive officers as a group collectively own less than 1% of the Series E ESOP Preferred Stock of the Company.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and certain stockholders to file with the Securities and Exchange Commission an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of equity securities of the Company. A late filing for one open-market acquisition of 500 shares of Company common stock was made on behalf of Mr. Rosso.

              ADDITIONAL INFORMATION RELATING TO VOTING SECURITIES

     The following table sets forth, as of December 31, 1995, the only holders known to the Company to own beneficially more than 5% of its common stock, Series E ESOP Preferred Stock, and its 10.23% Subordinated Voting Note.

                                                               NUMBER OF SHARES
                  NAME AND ADDRESS OF                            OR AMOUNT OF       PERCENT OF
                   BENEFICIAL OWNER                            SECURITIES OWNED       CLASS
- -------------------------------------------------------        ----------------     ----------
Common Stock
  Bankmont Financial Corp. ............................             3,733,727(1)        7.67
  111 West Monroe Street
  Chicago, IL 60603

                                                               NUMBER OF SHARES
                  NAME AND ADDRESS OF                            OR AMOUNT OF       PERCENT OF
                   BENEFICIAL OWNER                            SECURITIES OWNED       CLASS
- -------------------------------------------------------        ----------------     ----------
  Brinson Partners, Inc. ..............................
  209 South LaSalle Street
  Chicago, IL 60604                                                 3,457,918(2)        7.09
     Swiss Bank Corporation............................
     Aeschenplatz 6 CH-4002
     Basel, Switzerland

  FMR Corp. ...........................................             6,518,317(3)       13.38(3)
  82 Devonshire Street
  Boston, MA 02109

  Norwest Corporation..................................             5,132,224(4)       10.53
  Norwest Center Sixth and Marquette
  Minneapolis, MN 55479

  Northern Trust Corporation...........................             3,973,410(5)        8.15
  50 South LaSalle Street
  Chicago, IL 60675

  Vanguard/Windsor Fund, Inc...........................
  100 Vanguard Boulevard
  Malvern, PA 19355
     Wellington Management Co. ........................             2,901,300(6)        5.95
     75 State Street
     Boston, MA 02109

Series E ESOP Preferred Stock
  Bankmont Financial Corp. ............................             3,118,601(1)         100

10.23% Subordinated Voting Note
  NS Finance III, Inc. ................................          $185,000,000(7)         100
  c/o Nippon Steel U.S.A., Inc.
  10 East 50th Street, 29th Floor
  New York, NY 10022

- ---------------
(1) Bankmont Financial Corp. (which is a wholly owned subsidiary of the Bank of Montreal), filing on behalf of itself and its subsidiaries (including Harris Bankcorp, Inc., Harris Trust and Savings Bank, and Harris Investment Management, Inc.), reported aggregate sole voting power as to 3,733,727 shares of common stock and sole dispositive power as to 3,730,727 shares of common stock (including both 3,048,793 shares issuable upon conversion of the Series E ESOP Preferred Stock and 684,934 shares of common stock held by Harris Trust and Savings Bank as Trustee of the employee stock ownership plan contained within the Inland Steel Industries Thrift Plan) and shared dispositive power as to 900 shares of common stock, expressly denying beneficial ownership of all shares held in the Thrift Plan. As of December 31,

    1995, the outstanding shares of Series E ESOP Preferred Stock represented approximately 6.68% of the voting power of the Company's outstanding voting securities.

(2) Brinson Partners, Inc. filed on behalf of itself and its subsidiary Brinson Trust Company, its parent Brinson Holdings, Inc., the latter's parent SBC Holding (USA), Inc. and Swiss Bank Corporation, the parent of SBC Holding
    (USA), Inc. Brinson Partners, Inc. reported that Swiss Bank Corporation had shared voting and dispositive power as to 3,457,918 shares and that Brinson Partners, Inc. had shared voting and dispositive power as to 3,449,500 shares.

(3) FMR Corp., on behalf of itself, Edward C. Johnson 3rd, Abigail P. Johnson, Fidelity Management & Research Company, and the Fidelity Magellan Fund reported aggregate sole voting power as to 11,530 shares of common stock and sole dispositive power as to 6,518,317 shares as of January 31, 1996.

(4) Norwest Corporation on behalf of itself and Norwest Colorado, Inc., Norwest Bank Colorado, National Association, and certain other subsidiaries, reported aggregate sole voting power as to 4,319,467 shares of common stock, shared voting power as to 4,760 shares, sole dispositive power as to 5,127,049 shares, and shared dispositive power as to 2,415 shares.

(5) Northern Trust Corporation, reporting on behalf of itself and its subsidiary The Northern Trust Company, reported sole voting power as to 3,973,310 shares of common stock and sole dispositive power as to 3,972,110 shares of common stock. The Northern Trust Company held 3,909,185 of such shares as of April 2, 1996, as Trustee of the Inland Steel Industries Pension Trust.

(6) Vanguard/Windsor Fund, Inc. reported sole voting power and shared dispositive power as to 2,901,300 shares. Wellington Management Co., in its capacity as investment adviser to its clients, including Vanguard/Windsor Fund, also reported beneficial ownership of these shares with shared dispositive power as to 2,901,300 shares.

(7) NS Finance III, Inc., is an indirect wholly owned subsidiary of Nippon Steel Corporation ("NSC"). NS Finance III, Inc. has agreed that it will be deemed to be present for quorum purposes at all stockholder meetings. As of December 31, 1995, the outstanding principal amount of the Company's 10.23% Subordinated Voting Note represented approximately 9.69% of the voting power of the Company's outstanding voting securities. In addition, as of December 31, 1995, NS Finance III, Inc. owned 352,400 shares, or approximately 0.72% of the outstanding shares, of common stock of the Company. See "Certain Relationships and Related Transactions" below.

     Certain persons were also known to the Company to be the beneficial owners of more than 5% of the outstanding shares of Series A $2.40 Cumulative Convertible Preferred Stock. Such persons vote together with the holders of the common stock, the Series E ESOP Preferred Stock, and the 10.23% Subordinated Voting Note as a single class on each matter being submitted to holders of the Company's voting securities, and none of the owners of the Series A Preferred Stock owns shares of Series A Preferred Stock having more than 1% of the combined voting power of the Company's outstanding voting securities.

     On May 1, 1995, the Company contributed 3,946,385 shares of common stock of the Company, with a fair market value of approximately $100 million, to the Inland Steel Industries Pension Trust, of which The Northern Trust Company is trustee. If such contribution were not made, the Pension Plan expected to have a funding requirement related to 1995 of approximately $25 million under the pension reform legislation contained in the General Agreement on Tariffs and Trade enacted in late 1994. The contribution of common stock to the Pension Trust was intended to satisfy the funding requirement and to provide for future funding.

     On August 1, 1995, the Company issued $185 million aggregate principal amount of a 10.23% Subordinated Voting Note of the Company in exchange for all outstanding shares of Series F Exchangeable Preferred Stock, which had been sold to a subsidiary of Nippon Steel Corporation in 1989. Such sale transaction is described below under "Certain Relationships and Related Transactions." The Series F Exchangeable Preferred Stock had been required to be redeemed by the Company in stages in December 1996 and December 1999 at a total cost of $185,000,000. The 10.23% Subordinated Voting Note must be redeemed in two stages on the same dates and cannot be prepaid.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1995 subsidiaries of the Company maintained credit facilities with banking groups that include both Harris Trust and Savings Bank and The Northern Trust Company, each of which is a beneficial owner of more than 5% of certain classes of the Company's securities, primarily in their capacities as trustees of certain employee benefit plan assets, as described above. There were borrowings under one such facility for five days in 1995, peaking at $5,000,000. In 1995, subsidiaries of the Company incurred approximately $176,500 in fees and interest payable to Harris Trust and Savings Bank and approximately $182,400 in fees and interest payable to The Northern Trust Company in connection with such facilities and other cash management services.

     Brinson Partners, Inc., which also is a beneficial owner of more than 5% of certain classes of the Company's securities, as described above, has provided investment management services to the Company's pension plan trust. The pension trust incurred approximately $433,000 in fees for such investment management services in 1995.

     During 1989, the Company and NSC, through its indirect wholly owned subsidiary NS Finance, Inc., each purchased in the open market approximately $15,000,000 of the other company's common stock. The Company purchased 2,500,000 shares of NSC common stock, representing 0.04% of the then outstanding shares of NSC. NS Finance, Inc. later transferred ownership of its Company common stock to NS Finance III, Inc., also an indirect wholly owned subsidiary of NSC. On December 18, 1989, the Company sold 185,000 shares of its Series F Exchangeable Preferred Stock to NS Finance III, Inc., for $1,000 per share. NSC, on behalf of itself and its affiliates, had agreed not to acquire additional shares of the Company's stock prior to the redemption of the Series F Exchangeable Preferred Stock or to transfer such Preferred Stock without the Company's approval. Such Preferred Stock was exchangeable at the Company's option, with the consent of NS Finance III, Inc., for $185,000,000 principal amount of a 10.23% Subordinated Voting Note and on August 1, 1995 the Company exchanged its 10.23% Subordinated Voting Note for such preferred stock. The Company paid NSC approximately $13,150,000 in dividends on such Preferred Stock and $4,730,000 in interest on the Subordinated Voting Note in 1995. So long as NS Finance III, Inc. and certain transferees beneficially own at least $100,000,000 aggregate principal amount of such Subordinated Voting Notes, the Company has agreed to nominate a mutually agreeable individual as NSC's designee for election to the Board of Directors. No such individual is being nominated by the Company at this time. In connection with such sale, the Company agreed to repurchase $185,000,000 of its common stock. At year-end 1995, a total of approximately $150,500,000 had been spent to buy back approximately 4,800,000 shares of common stock. The Company suspended open-market stock purchases in December 1990. Until the repurchase is completed, the Company has agreed to maintain cash, certain securities, a surety bond or letter of credit, or some combination thereof, currently equal to $15,500,000, in order to meet its remaining repurchase obligation.

     The Company and NSC or their respective affiliates previously had entered into a number of agreements related primarily to certain joint ventures and certain technical projects concerning the Company's steel manufacturing operations, and additional transactions have been and may be entered into in the future upon terms to be determined through negotiation between the parties. The following is a summary of arrangements and transactions between the Company and NSC or their affiliates in effect since at least the beginning of 1995 or presently proposed.

JOINT VENTURES

     In July 1987, the Company and NSC entered into a joint venture for a cold-rolling facility to be constructed near New Carlisle, Indiana. I/N Tek, the general partnership formed for this joint venture, is 60% owned by a wholly owned subsidiary of Inland Steel Company ("ISC") and 40% owned by an indirect wholly owned subsidiary of NSC. The facility was completed in April 1990 at a cost of approximately $525,000,000. Funds for the project were provided by capital contributions by the two partners ($111,600,000 by ISC's subsidiary and $74,400,000 by NSC's subsidiary) and by third-party financing. The partners made subordinated loans to the partnership for capital projects in the aggregate amount of approximately $7,390,000 (in proportion to their respective partnership interests) in 1995. The partnership made payments to the partners in 1995 in proportion to their partnership interests of approximately $2,870,000 in connection with subordinated loans the partners had previously made to the partnership. Further subordinated loans of approximately $4,580,000 are expected to be made by the partners in 1996 for capital projects. I/N Tek made equity distributions in 1995 totaling approximately $34,618,000 to the partners in proportion to their partnership interests. ISC generally has exclusive rights to the production capacity of the facility and an obligation to use the facility for its production of cold-rolled steel through a tolling arrangement with I/N Tek. I/N Tek charged ISC approximately $147,500,000 in tolling fees during 1995. NSC has the right to purchase up to 400,000 tons of cold-rolled steel from ISC in each year at market-based negotiated prices, including steel processed by I/N Tek. During 1995, NSC, through NS Sales, Inc., an indirect wholly owned subsidiary of NSC, made purchases from ISC of cold-rolled steel, including I/N Tek products, totalling approximately $132,800,000. The joint venture will terminate on December 31, 2009, unless otherwise terminated or extended pursuant to the provisions of the joint venture agreement. I/N Tek and its partners have entered into various technology, management, administrative services and commercial agreements with respect to the project, which agreements will terminate upon termination of the joint venture. Pursuant to such agreements, I/N Tek paid to NSC approximately $609,000 in 1995 and expects to pay to NSC approximately $500,000 annually for certain personnel support services through the term of the partnership. I/N Tek also paid ISC approximately $1,236,000 in 1995 for various administrative and personnel support services and $3,580,000 for certain production supplies. In addition to the transactions described above, during 1995 I/N Tek made purchases from Company subsidiaries of approximately $3,335,000.

     In September 1989, the Company and NSC entered into a joint venture for a 400,000-ton electrogalvanizing line and 500,000-ton hot-dip galvanizing line adjacent to the I/N Tek venture. I/N Kote, the general partnership formed for this joint venture, is 50% owned by subsidiaries of each of ISC and NSC. The electrogalvanizing line began start-up operations in September 1991 and the hot-dip galvanizing line began start-up operations in November 1991. The project cost approximately $554,000,000. Permanent financing for the project, as well as for capitalized interest and a portion of the working capital, was provided by third-party long-term financing, by capital contributions by the two partners of $60,000,000 each and by subordinated partner loans of $30,000,000 each. The partners made subordinated loans to the partnership for capital projects in the aggregate amount of approximately $1,770,000 (in proportion to their respective partnership interests) in 1995. Further subordinated loans of approximately $1,292,000 are expected to be made by the partners (in proportion to their respective partnership interests) in 1996 for capital projects. Equity distributions of $26,200,000 were made in 1995 to the partners in proportion to their partnership interests. ISC and NSC have each guaranteed the share of project indebtedness attributable to their respective subsidiaries. I/N Kote had approximately $452,000,000 outstanding under its long-term financing agreement at December 31, 1995. The joint venture will terminate on December 31, 2007, unless otherwise terminated or extended pursuant to provisions of the joint venture agreement. I/N Kote is required to buy all of its cold-rolled steel from ISC, which is required to furnish such cold-rolled steel at a price that results in an annual return on equity to the partners of I/N Kote, depending upon operating levels, of up to 10% after operating and financing costs; this price is subject to upward price adjustments if I/N Kote's operating rate falls below a certain level or if ISC's return on sales is less than I/N Kote's return on sales, and downward price adjustments, to the extent of previously recorded upward return-on-sales adjustments, if

I/N Kote's return on sales is less than ISC's. Prices of cold-rolled steel sold by ISC to I/N Kote are determined pursuant to the terms of the joint venture agreement and are based, in part, on operating costs of I/N Kote. In 1995, the prices at which ISC sold cold-rolled sheet steel to I/N Kote exceeded production costs, but were less than the market prices for cold-rolled steel products. During 1995, an adjustment payment of $10,670,000 was made by ISC to the partnership based on the relative levels of return on sales of I/N Kote and ISC during 1994. Further payments by ISC of approximately $1,300,000 with respect to 1995 production and $881,000 with respect to 1996 production are anticipated to be made to the partnership during 1996. ISC acts as sales agent for I/N Kote's products in North America, and NSC has agreed to certain limitations on its shipment of similar products into the U.S. and Canada. ISC incurred costs of approximately $35,473,000 to I/N Kote for certain tolling services and scrap purchases in 1995. I/N Kote and its partners also have entered into various technology, management, administrative services and other agreements with respect to the project. All of these agreements will terminate upon termination of the joint venture. I/N Kote paid ISC approximately $303,700,000 for cold-rolled sheet steel during 1995. I/N Kote paid approximately $1,290,000 to NSC in 1995 for engineering services and technology transfers. I/N Kote anticipates paying NSC approximately $1,200,000 annually for such services through the term of the partnership. I/N Kote made payments of approximately $6,650,000 to ISC in 1995 in connection with various administrative, engineering and sales services provided to I/N Kote by ISC. In addition to the transactions described above, Company subsidiaries made purchases of approximately $3,200,000 from I/N Kote in 1995 and during the year I/N Kote made purchases from Company subsidiaries of approximately $239,000. I/N Kote paid I/N Tek approximately $9,200,000 in 1995 for shared utilities, maintenance material and services.

     In the event of certain changes in control of either the Company or NSC, or if the Company makes or permits certain dispositions of specified portions of ISC's business or interests in ISC, the other party has the right to purchase the first party's interests in these ventures or to require the first party to buy its interests, in each case at fair market value.

OTHER AGREEMENTS

     Commencing in 1981, the Company and NSC have entered into various agreements pursuant to which NSC has provided technical services and licenses with respect to specific Company research and engineering projects. Pursuant to certain of such agreements, ISC paid approximately $2,390,000 for technical services and engineering services provided to ISC by NSC in 1995 and for related administrative costs, and anticipates paying at least $1,000,000 in 1996 for such NSC services (and related costs) to be provided under such agreements. ISC also purchased approximately $68,000,000 of steel slabs from NSC in 1995 and anticipates additional purchases of steel slabs in 1996 at prices which approximate market prices.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table presents the compensation for fiscal 1993, 1994 and 1995 paid by the Company or its subsidiaries to the chief executive officer and the four other most highly compensated executive officers of the Company.

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                                          ------------------------
                                             ANNUAL COMPENSATION                        SECURITIES
                                      ---------------------------------   RESTRICTED    UNDERLYING
           NAME AND                                        OTHER ANNUAL      STOCK        STOCK        ALL OTHER
      PRINCIPAL POSITION       YEAR    SALARY     BONUS    COMPENSATION    AWARDS(3)    OPTIONS(#)   COMPENSATION(4)
- ------------------------------ ----   --------   --------  ------------   -----------   ----------   --------------
Robert J. Darnall              1995   $690,961   $515,800    $       0     $ 169,500      30,000        $ 34,545
Chairman, President and        1994    602,389    363,000            0       185,250      30,000          30,122
Chief Executive Officer        1993    548,522          0            0       267,000      40,000          27,431

Maurice S. Nelson, Jr.(1)      1995    552,121    371,961(5)         0             0      20,000          27,601
Executive Vice President       1994    505,148    267,700            0       247,000      20,000          25,272
                               1993    448,589          0      210,519(6)    222,500      25,000         282,237

Earl L. Mason                  1995    389,037    289,900            0        84,750      14,000          19,445
Senior Vice President          1994    346,581    167,300            0        86,450      14,000          17,336
and Chief Financial Officer    1993    317,740          0            0       111,250      18,000          15,895

Neil S. Novich(2)              1995    387,113    400,400            0        84,750      14,000          19,351
Senior Vice President          1994    174,054    212,900(7)    94,034(8)    265,825      34,000           1,266

Judd R. Cool                   1995    322,385    225,877(5)         0             0      12,000          16,128
Vice President-                1994    297,213    144,600            0       148,200      12,000          14,866
Human Resources                1993    266,476          0      123,932(6)    111,250      18,000         178,053

- ---------------
(1) Mr. Nelson retired from the Company effective April 1, 1996.

(2) Mr. Novich became an executive officer of the Company in June 1994, so compensation for 1993 is not shown and compensation for 1994 reflects the portion of that year during which he was employed by the Company.

(3) Awards consist of restricted common stock and are valued at the aggregate market value as of the date of grant, based on the closing market price of the Company's common stock on such date. Dividends are paid on such shares to the extent paid on the Company's common stock. The vesting schedule for the restricted stock awards made in 1994 and 1995 to the executives identified in the table provides that all shares will vest at the end of three-year periods beginning May 25, 1994 and May 24, 1995, respectively. However, vesting may be accelerated at the discretion of the Compensation Committee in the event of exceptional individual performance and (or) significant progress by the Company or the appropriate business unit in meeting its operating and financial objectives. The number and value of the aggregate restricted stock holdings at December 31, 1995, based on the closing market price of the Company's common stock on December 29, 1995, were: Mr. Darnall, 24,000 shares/$603,000; Mr. Nelson, 18,000 shares/$452,250; Mr. Mason, 10,800 shares/$271,350; Mr. Novich, 10,800 shares/$271,350; and Mr. Cool,

    9,800 shares/$246,225. All of Mr. Nelson's restricted shares vested effective April 1, 1996 in connection with his retirement.

(4) Amounts for 1995 represent the value of vested and unvested employer contributions and allocations to the Inland Steel Industries Thrift Plan and the Inland Steel Industries Non-Qualified Thrift Plan.

(5) Includes the dollar value of short term incentive performance award payouts. Payouts consist of common stock pursuant to awards that are subject to performance-based conditions on vesting, and are valued at the aggregate market value as of the date of payment, based on the closing market price of the Company's common stock on such date. An amount equal to any dividend that would be payable with respect to performance shares is converted into additional shares of common stock and credited to the participant's account based on the fair market value of the common stock on the dividend payment date and paid in a ratio equal to the proportion that the paid-out performance shares bear to the aggregate number of performance shares originally awarded.

(6) Includes primarily tax gross-up payments in connection with the purchase of annuities or with establishment of a letter of credit for funding non-qualified retirement benefits, as follows: Mr. Nelson, $200,595; Mr. Cool, $122,182.

(7) Includes bonus pursuant to employment agreement.

(8) Reimbursement of moving expenses including tax gross-up payments of $30,515.

INDIVIDUAL OPTION GRANTS IN 1995

     The following table presents information with respect to (a) individual grants of options that were made during the last fiscal year to the named executive officers and (b) the grant date present value of such options.

                                                             INDIVIDUAL GRANTS
                                   ---------------------------------------------------------------------
                                   NUMBER OF     PERCENT OF
                                   SECURITIES   TOTAL OPTIONS
                                   UNDERLYING    GRANTED TO
                                    OPTIONS     EMPLOYEES IN    EXERCISE   EXPIRATION      GRANT DATE
              NAME                 GRANTED(1)    FISCAL YEAR    PRICE(2)    DATE(1)     PRESENT VALUE(3)
- ---------------------------------  ----------   -------------   --------   ----------   ----------------
Robert J. Darnall................    30,000          6.4%        $28.50     5/23/2005       $376,200
Maurice S. Nelson, Jr. ..........    20,000          4.3          28.50     3/31/2001        250,800
Earl L. Mason....................    14,000          3.0          28.50     5/23/2005        175,560
Neil S. Novich...................    14,000          3.0          28.50     5/23/2005        175,560
Judd R. Cool.....................    12,000          2.6          28.50     5/23/2005        150,480

- ---------------
(1) All options are for common stock and were granted on May 24, 1995. They become exercisable with respect to 50% of the shares after May 24, 1996, and are fully exercisable after May 24, 1997. All options granted to Mr. Nelson in 1995 became exercisable on April 1, 1996, and expire March 31, 2001, due to his retirement. Options granted in 1995 to Messrs. Darnall, Novich and Nelson are transferable, with the advance written consent of the Compensation Committee of the Board of Directors, (a) to a spouse or descendants, (b) to a trust for the benefit of the optionee, his spouse or descendants, or (c) as a charitable contribution. See "Change in Control of the Company" for option provisions regarding any change in control of the Company.

(2) The exercise price is equal to the average of the high and low price of the Company's common stock on the New York Stock Exchange Composite Transactions on the date of grant. The exercise price may be paid by delivery of already-owned shares, and an optionee may elect to have the Company withhold shares of stock (or accept already-owned shares) to satisfy tax withholding obligations with respect to option exercises or payments.

(3) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options granted during 1995. The Company's use of this model should not be construed as an endorsement of the model's accuracy at valuing options. The following assumptions were made for purposes of calculating the present value of the options as of the grant date: the option term is 10 years, the volatility of Company common stock is 35.215% (calculated using daily stock prices for the one-year period prior to the grant date), the ten-year risk-free interest rate is 6.63%, the annualized dividend rate is $0.20 per share, and a reduction of approximately 20.16% reflects the probability of (i) forfeiture due to termination prior to vesting, and (ii) a shortened option term due to termination of employment prior to the option expiration date. The value of the options granted in 1995 depends upon the actual performance of the Company's common stock during the applicable period; the actual value, if any, that an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's stock over the exercise price on the date the option is exercised.

YEAR-END OPTION/SAR VALUES

     The following table presents the number of securities underlying the option/SAR holdings of the named executive officers at the end of 1995 and the value of such holdings. No options were exercised by them in 1995.

                                                                               VALUE OF
                                                                              UNEXERCISED
                                                NUMBER OF SECURITIES         IN-THE-MONEY
                                               UNDERLYING UNEXERCISED       OPTIONS/SARS AT
                                               OPTIONS/SARS AT FISCAL     FISCAL YEAR-END(1)
                                               YEAR-END (EXERCISABLE/        (EXERCISABLE/
                    NAME                           UNEXERCISABLE)           UNEXERCISABLE)
- ---------------------------------------------  ----------------------     -------------------
Robert J. Darnall............................      125,667/58,333             $101,250/$0
Maurice S. Nelson, Jr.(2)....................       29,167/38,333                    0/ 0
Earl L. Mason................................       49,000/27,000               56,250/ 0
Neil S. Novich...............................       17,000/31,000                    0/ 0
Judd R. Cool.................................       66,000/24,000               56,250/ 0

- ---------------
(1) All such options are for common stock of the Company; value is based on the closing price of Company common stock on the New York Stock Exchange Composite Transactions on December 29, 1995.

(2) All options held by Mr. Nelson became exercisable on his retirement date of April 1, 1996.

PENSION BENEFITS; RETIREMENT AND TERMINATION AGREEMENTS

     The following table shows the maximum annual pension benefits payable on a straight life annuity basis to employees in various earnings classifications upon retirement at age 65. All benefit amounts shown in such table are subject to offset based upon Social Security earnings.

                               PENSION PLAN TABLE

    AVERAGE ANNUAL
     EARNINGS FOR
    THE APPLICABLE                  ANNUAL PENSION BENEFITS FOR YEARS OF SERVICE SHOWN
   YEAR-OF-SERVICE      --------------------------------------------------------------------------
        PERIOD          5 YEARS    10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
- ----------------------  --------   --------   --------   --------   --------   --------   --------
$ 200,000.............  $ 17,000   $ 34,000   $ 51,000   $ 68,000   $ 85,000   $102,000   $119,000
   400,000............    34,000     68,000    102,000    136,000    170,000    204,000    238,000
   600,000............    51,000    102,000    153,000    204,000    255,000    306,000    357,000
   800,000............    68,000    136,000    204,000    272,000    340,000    408,000    476,000
 1,000,000............    85,000    170,000    255,000    340,000    425,000    510,000    595,000
 1,200,000............   102,000    204,000    306,000    408,000    510,000    612,000    714,000
 1,400,000............   119,000    238,000    357,000    476,000    595,000    714,000    833,000
 1,600,000............   136,000    272,000    408,000    544,000    680,000    816,000    952,000

     As of April 2, 1996, the executive officers named in the Summary Compensation Table were credited with the following years of service under the plan: Mr. Darnall -- 33 years; Mr. Nelson, Jr. -- 4 years; Mr. Mason -- 4 years; Mr. Novich -- 1 year; and Mr. Cool -- 8 years.

     Pensions are provided by the Company and certain of its subsidiaries and affiliates under a non-contributory plan to eligible employees (including employees who are directors or officers) who, at retirement, have met certain service or service and age requirements. In general for salaried employees, benefits are based on years of service and individual earnings for the highest consecutive 36-month period of earnings during the last ten 12-month periods of service prior to retirement. For this purpose, earnings generally consist of salary compensation plus bonus compensation.

     Certain pension benefits in excess of limitations imposed by the Internal Revenue Code will be paid by the Company pursuant to unfunded non-contributory supplemental retirement plans. For any officer or employee with at least five years of service (including in the case of Maurice S. Nelson, Jr., service with his prior employer), annual compensation in excess of $150,000, and age 55 or older, these plans permit the Company to satisfy its obligations for benefits payable upon retirement at age 65 by (a) purchase of annuities either prior to or at the time of retirement (and a tax gross-up payment to the officer or employee at the time of purchase), or (b) the payment of a lump-sum amount at the time of retirement. The Company did not establish any such annuities or individual letters of credit for named executive officers in 1995.

     All accrued benefits under the pension plan vest, and all benefits accrued under the supplemental retirement plans will become fully and irrevocably vested and distributable to participants as provided by the terms of such plans then in effect, in the event of a change in control of the Company. Any surplus assets under the plan are to be used to provide additional benefits in the event of a termination, merger or consolidation of the plan, or a transfer of assets to another plan, within three years of such a change in control, and limitations have been placed on amendments to the plan within such three-year period.

     The Company has entered into an Agreement with Mr. Nelson regarding his retirement effective April 1, 1996. Under the Agreement, the Company has made payments to Mr. Nelson in lieu of severance and certain other benefits totalling approximately $1,723,000 and has agreed to continue for two years certain life insurance, dental and health care, and financial counseling services currently being provided. The Company also has purchased at fair market value from Mr. Nelson all restricted shares outstanding in his name on April 1, 1996 for a purchase price of $447,750 and has agreed to purchase at fair market value all performance shares that may be paid to Mr. Nelson in connection with the performance period ended March 31, 1996. The Company paid lump sum pension replacement benefits of approximately $2,078,000 as if Mr. Nelson's retirement date were April 1, 1998 and in accordance with a pre-existing Agreement with Mr. Nelson, which Agreement provides that he will receive supplemental pension benefits equal to the excess, if any, of the amounts he would receive under the Company's pension plans if he were credited under those plans with his 21 years of service and his earnings with his prior employer over the sum of his actual benefits under the Company's pension plans plus those received by him under his prior employer's pension plans.

     The Company has an Agreement with Mr. Cool under which he will receive the excess, if any, of the amounts he would receive under the Company's pension plans if he were credited under those plans with his years of service and his earnings with his prior employer over the sum of actual payments he would receive from the Company's pension plans plus those received by him under his prior employer's pension plans. In the event of his death before age 62, Mr. Cool's spouse will be entitled to receive such supplemental pension payments as if he had continued to be employed until age 62; further, his spouse will be deemed to be immediately eligible to receive a surviving spouse benefit in the event of his death before or after retirement. Mr. Cool is entitled to a salary continuation benefit if he retires at age 60 or earlier, 61 or 62 respectively equal to 360%, 380% or 400% of his annual base salary at retirement, paid in 240 equal monthly installments commencing at age 60 or his later applicable date of retirement, or to his spouse in the event of his death. The Agreement also provides that Mr. Cool (or his spouse, if applicable), if not eligible on retirement to participate in the Company's retiree health care program, will be entitled to equivalent health care coverage upon the same terms, limits, coverages and costs generally required of retirees eligible for such coverage, plus a tax gross up payment to the extent of the value of health care coverage includible in gross income. The Agreement also provides Mr. Cool with life insurance having a death benefit of 300% of his then annual base salary determined as of January 1 of each year during his employment and, on his retirement, of 60% of the death benefit in force at his retirement.

     The Company has entered into an Employment Agreement with Mr. Novich providing that, in the event of termination of his employment for any reason other than malfeasance prior to the third anniversary of his employment, the Company will pay the present value of (a) his monthly base salary in effect at the time of such termination times the number of months remaining in the 36-month period, plus (b) 1/12th of the average annual award paid to him under the Company's Annual Incentive Plan times the number of months remaining in the 36-month period. In addition, all of his restricted stock will become fully vested, all options will become fully exercisable, and the Company will continue life insurance, disability insurance, and dental and health care coverage consistent with such coverages for active employees until such third anniversary date.

CHANGE IN CONTROL OF THE COMPANY

     Upon the occurrence of an event constituting a change in control of the Company, with certain exceptions, (i) the value of all outstanding stock options, stock appreciation rights and restricted stock awards (whether or not then fully exercisable or vested) will be cashed out at specified prices as of the date of the change in control, except that (a) any stock options or stock appreciation rights outstanding for less than six months are not cashed out until six months after the applicable date of grant and (b) the Compensation Committee of the Board of Directors may provide for immediate vesting instead of cashing out of restricted stock awards; and (ii) all outstanding performance awards will be cashed out in the amounts and manner determined by the Compensation Committee.

     The Company has entered into agreements with each of the named executive officers, the present terms of which expire on December 31, 1996 (except Mr. Nelson, whose agreement terminated concurrent with his retirement), but are automatically extended for additional one-year periods thereafter unless the Company gives notice prior to June 30 that it does not wish to extend such agreements for another year. The Company has not given such notice. These agreements provide that if such executive's employment is terminated within two years after a change in control of the Company either (i) by the Company other than for "cause" or other than as a consequence of death, disability or retirement (all as defined in such agreements) or (ii) by such executive for reasons relating to a diminution of responsibilities, compensation or benefits or a substantial relocation of the executive's principal place of business, he will receive: (a) a lump-sum payment equal to two times the sum of (1) his current annual base salary plus (2) the average annual incentive bonus paid in the five years preceding termination of employment (computed by dividing the aggregate amount of all such incentive bonuses by the number of years in which such bonuses were paid); (b) an amount in cash in lieu of any allocations, unpaid awards or rights under the Company's annual or other incentive compensation plans; (c) an amount in cash equal to the value of outstanding stock options granted under the Company's stock option plans; (d) an amount in cash equal to the value of shares of common stock awarded or issuable as performance and/or restricted shares under the Company's incentive stock plans;
(e) life, disability, accident and health insurance as provided in the Company's insurance programs for a period of 24 months after termination of employment; and (f) an amount in cash in lieu of two years of additional accrued benefits under the Company pension plan. Mr. Novich's agreement provides, in addition, that the agreement will not limit or reduce any benefits that he may be entitled to receive pursuant to his Employment Agreement (discussed above). The severance agreements contain an excise tax "gross-up" provision pursuant to which the executive will be paid an additional amount upon the imposition of any excise tax. While this provision will preserve the benefits receivable under the severance agreements for the executives, the Company will not be entitled to a federal income tax deduction for a portion of the severance payment.

     A "change in control of the Company" shall generally be deemed to occur if
(i) any person becomes the owner of 40% or more of the combined voting power of the Company's voting securities (30% or more in the case of the Inland 1988 Incentive Stock Plan); (ii) during any two-year period the majority of the membership of the Company's Board changes without the approval of two-thirds of the directors who either were directors at the beginning of the period or whose election was previously so approved; (iii) the Company's holders of voting securities approve a merger or consolidation with another company in which the Company's voting securities, in combination with voting securities of any trustee or fiduciary under any Company employee benefit plan, do not continue to represent at least 60% of the combined voting power of the voting securities of the surviving entity (excepting certain recapitalizations of the Company); (iv) the Company's holders of voting securities approve a liquidation, sale or disposition of all or substantially all of the Company's assets; or (v) there occurs with respect to a "Related Company" (A) a sale or disposition of securities representing 50% or more of the combined voting power of the Related Company's securities, (B) a merger or consolidation of a Related Company with a person in which a majority-owned direct or indirect subsidiary of the Company does not own at least 50% or more the combined voting power of the surviving entity; or (C) the sale or disposition of all or substantially all of the assets of a Related Company to a person other than a majority-owned subsidiary of the Company. No change in control of the Company is deemed to occur if the transaction includes or involves a sale to the public or a distribution to Company holders of voting securities of more than 50% of the voting securities of the employee's employer or a parent of that employer, and such employer or parent agrees to become a successor to the Company under the employee's severance agreement. A "Related Company" is an employee's employer, a direct or indirect parent of the employer, or a subsidiary of the employer that is also a significant subsidiary of the Company within the meaning of Rule 405 of the Securities Act of 1933, as amended.

     The agreements also provide benefits in the event the employee is terminated by the Company for a reason other than cause within twelve months after the occurrence of a "potential change in control" of the Company if a change in control occurs within six months after his termination. A "potential change in control" shall be deemed to have occurred for purposes of the agreements if (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control, (B) any person (including the Company) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a change in control, (C) any person becomes the owner of securities of the Company representing 9.5% or more of the combined voting power of the Company's then outstanding securities, or increases his beneficial ownership of such securities by 5% or more over the percentage so owned on the date of the agreement, or (D) the Board of Directors of the Company adopts a resolution that a potential change in control of the Company has occurred for purposes of the agreements.

              REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF
                   DIRECTORS REGARDING EXECUTIVE COMPENSATION

     The Company's executive compensation programs are designed to attract and retain outstanding individuals as officers and key employees and to reward such individuals based on their personal performance and contributions and on the financial performance of the Company and its business units. Such programs consist of three elements -- base salary compensation, short-term incentive compensation, and long-term incentive compensation -- and are administered by the Compensation Committee of the Board of Directors. The

Compensation Committee consists of four directors, none of whom is or has been an employee of the Company or any of its subsidiaries. The Committee currently employs and periodically meets with outside compensation consultants for assistance regarding the Company's executive compensation programs.

     Total compensation opportunities are intended to be competitive with those offered by manufacturing companies of comparable size, with particular attention paid to the compensation practices of steel manufacturing companies, including those in the S&P Steel Index (see "Comparison of Five-Year Cumulative Total Return" below), and other metals companies. In recent years, as a result of economic difficulties in the steel industry in general and for the Company specifically, the Compensation Committee has been concerned about the retention of talented executive and management personnel. The Committee has addressed this concern by paying particular attention to base salary compensation and by the limited but important use of restricted stock.

     Base salary compensation of executive officers is reviewed annually by the Compensation Committee, and recommendations of the Committee in that regard are acted upon by the Board of Directors. Base salaries are targeted at the 50th percentile of comparable positions in the comparison group of companies described in the immediately preceding paragraph. Such base compensation generally represents approximately one-half of the total target compensation opportunity for executive officers of the Company. The other one-half of such target compensation, consisting of short-term and long-term incentive compensation in accordance with the factors described below, is variable and fluctuates significantly from year to year as a result of the highly cyclical condition of the steel industry. Mr. Darnall's base salary was increased to $685,000 in February 1995 in recognition of his leading the Company to significantly improved financial performance, his launching the globalization of the Company to serve key customers worldwide, and his unwavering commitment to "best in class" performance throughout the Company.

     Short-term incentive compensation is payable to officers and other key employees under the Inland Steel Industries, Inc. Annual Incentive Plan. This Plan, which is administered by the Compensation Committee, provides for cash awards based on a specified percentage of a participant's salary earnings and the extent to which corporate and (or) business unit performance standards are achieved for the year. In 1995, all major corporate units of the Company achieved the target levels of return on operating assets established for such units. The award payments to Messrs. Darnall, Mason and Cool were computed based upon the 1995 return on operating assets achieved by the corporate units of the Company, weighted with respect to the relative asset value of each such unit. Mr. Nelson's award payment was computed based upon the 1995 return on operating assets achieved by Inland Steel Company, of which he was president and chief executive officer. As the President and Chief Operating Officer of Inland Materials Distribution Group, Inc., the award payment to Mr. Novich was computed based upon the 1995 return on operating assets achieved by the Materials Distribution corporate units, weighted with respect to the relative asset value of each such unit.

     Long-term incentive compensation grants and awards may be made by the Compensation Committee under the Inland 1995 Incentive Stock Plan. These grants and awards consist of stock options, stock appreciation rights, restricted stock awards, and performance awards, or combinations thereof. Stock options and stock appreciation rights may be granted at not less than 100% of the fair market value of the Company's common stock on the date of grant and are generally exercisable for a period not exceeding ten years. Restricted stock awards, consisting of shares of common stock, are contingent on continuing employment with the Company for specified periods, and performance awards, payable in shares of common stock or cash, are contingent on the achievement over specified periods of such performance objectives as shall be established by the Compensation Committee. Restricted stock awards may also be contingent upon the achievement of performance measures. Grants and awards made by the Compensation Committee under the Plan are intended to provide executive officers not only with additional incentives for outstanding individual performance but also with an opportunity to acquire an ownership stake in the Company and thereby more closely align their interests with those of the stockholders.

     Options to purchase a total of 90,000 shares of common stock and restricted stock awards totaling 12,000 shares of common stock were granted to named executive officers by the Compensation Committee in 1995, including options to purchase 30,000 shares and a restricted stock award of 6,000 shares to Mr. Darnall. The Compensation Committee considered the amount and terms of prior awards of options when deciding on option awards for 1995. Such grants of options and restricted stock, including those made to Mr. Darnall, were targeted at the 50th percentile of comparable positions based on a compensation analysis for officer positions of the Company, a comparative company survey of compensation practices at 26 industrial companies (including two companies in the S&P Steel Index) with median sales revenues of $2.7 billion and a summary of executive compensation issues prepared by the Company's outside executive compensation consultants. Grants to named executive officers in 1995 were approximately 88% stock options and 12% restricted stock awards. These grants were intended to provide incentives to improve stockholder value, to encourage executive retention in a highly cyclical industry and to remain competitive in executive recruitment. The restrictions on the restricted stock awards will lapse, and the shares vest, at the end of the three-year period beginning May 24, 1995. However, vesting may be accelerated at the discretion of the Compensation Committee in the event of exceptional individual performance and
(or) significant progress by the Company or the respective business unit in meeting its operating and financial objectives. No performance awards were granted to named executive officers in 1995. Performance award payouts were made to two named executive officers in August 1995 based on success in achieving, during the period ended June 30, 1995, safety and cost control performance criteria.

     The Compensation Committee established in 1994 a Stock Ownership Guidelines Program for approximately 260 executive officers and key employees. The Program is designed to align the interest of the Company's executive officers and key employees with those of Company stockholders to create value for stockholders. The Program establishes stock ownership goals to be met by such officers and key employees by December 31, 1998. Stock ownership goals are satisfied by Company stock held by executives and their families, Company stock held in the Inland Steel Industries Thrift Plan, and stock options, based on the difference between the market price and the exercise price.

     Mr. Darnall meets frequently with the Compensation Committee and with the non-management directors. These meetings include an annual review, by all of the outside directors, of his financial, operating, and organization goals for the Company for the year and an evaluation of his performance as it relates to the Company's achievement of the previous year's goals. The results of that evaluation are an important element in compensation decisions made by the Committee and the Board of Directors, both with respect to Mr. Darnall and with respect to the other executive officers of the Company.

                            James W. Cozad, Chairman             Joshua I. Smith
                            Donald S. Perkins                    Arnold R. Weber

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The following chart compares the Company's cumulative total stockholder return on its common stock for the five-year period ended December 31, 1995, with the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index") and the Standard & Poor's Steel Index (the "S&P Steel Index"), both of which indices include the Company. This comparison assumes the investment of $100 on December 31, 1990 and the reinvestment of dividends. In addition to the Company, the S&P Steel Index includes Armco, Inc., Bethlehem Steel Corporation, Nucor Corp., the U.S. Steel Group of USX Corporation, and Worthington Industries, Inc.

      Measurement Period
    (Fiscal Year Covered)           INLAND          S&P 500        S&P STEEL
1990                                       100             100             100
1991                                        88          130.29          122.82
1992                                     92.07          140.03          160.65
1993                                     134.8           153.8          211.25
1994                                    142.94          155.48          205.44
1995                                    102.84          213.11          190.38

                              ELECTION OF AUDITORS

     Proxies not limited to the contrary will be voted for the election of Price Waterhouse LLP to audit the accounts of the Company and its subsidiaries for the year 1996. Any proxy indicating a contrary choice will be voted in accordance with that choice. Price Waterhouse LLP has audited the accounts of the Company since January 1, 1918.

     Representatives of Price Waterhouse LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE ELECTION OF PRICE WATERHOUSE LLP AS AUDITORS.

                   PROPOSALS OF HOLDERS OF VOTING SECURITIES

     Proposals of holders of voting securities must be received in writing by the Secretary of the Company no later than December 16, 1996 and must comply with the requirements of the Securities and Exchange Commission in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the Annual Meeting of Stockholders to be held in 1997. Proposals not included in a proxy statement for an annual meeting must comply with an advance notice procedure set forth in the By-laws of the Company in order to be properly brought before that annual meeting of stockholders.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those set forth in the Notice of the Annual Meeting. However, if any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

                                           By order of the Board of Directors,

                                           CHARLES B. SALOWITZ, Secretary

April 15, 1996
Chicago, Illinois

- --------------------------------------------------------------------------------

Each holder of voting securities, whether or not he or she expects to be present in person at the Annual Meeting, is requested to SIGN, DATE AND RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible. A holder of voting securities may revoke his or her proxy at any time prior to voting.

                                                               NOTICE OF
                                                          ANNUAL MEETING
                                                         OF STOCKHOLDERS
                                                     AND PROXY STATEMENT
               ---------------------------------------------------------

                                           INLAND STEEL INDUSTRIES, INC.
                                                                    1996

                        INLAND STEEL INDUSTRIES, INC.
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert J. Darnall, George A. Ranney, Jr., and Charles B. Salowitz, and each of them, as attorneys and proxies (with full power of substitution in each) to vote all common stock of the Company that the undersigned is entitled to vote (including any common stock credited to the account of the undersigned under the Company's Shareholder Investment Service) and all Series A $2.40 Cumulative Convertible Preferred Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held May 22, 1996 and at any adjournment thereof. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE ELECTION OF PRICE WATERHOUSE LLP AS AUDITORS, AND AT THE DISCRETION OF THE PROXIES ON ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE SUCH ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

                       (PLEASE COMPLETE ON OTHER SIDE)

                         INLAND STEEL INDUSTRIES, INC.
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1. ELECTION OF DIRECTORS.
   A. Robert Abboud, James W. Cozad, Robert J. Darnall, James A. Henderson, Robert B. McKersie, Donald S. Perkins, Jean-Pierre Rosso, Joshua I. Smith, Nancy H. Teeters and Arnold R. Weber.

                             For All
   For        Withheld       Except                    ________________________
   [ ]          [ ]           [ ]                      Nominee Exception


2. THE ELECTION OF PRICE WATERHOUSE LLP AS AUDITORS FOR THE YEAR 1996.

   For       Against         Abstain
   [ ]         [ ]             [ ]

3. IN THE DISCRETION OF THE PROXIES, TO VOTE UPON ANY AND ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE SUCH ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.


                                   ____________________________________________
                                                   Signature

                                   ____________________________________________
                                          Signature (if held jointly)

                                   Dated:________________________________, 1996
                                   PLEASE DATE, SIGN, AND RETURN PROMPTLY.

                         INLAND STEEL INDUSTRIES, INC.
                         CONFIDENTIAL VOTING DIRECTIONS
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As a Participant in the Inland Steel Industries Thrift Plan, I hereby direct Harris Trust and Savings Bank, as Trustee of the Employee Stock Ownership Plan contained within the Thrift Plan, to vote all shares of common stock and all shares of Series E ESOP Convertible Preferred Stock of Inland Steel Industries, Inc. that are credited to my accounts in the Plan as of April 2, 1996 at the Annual Meeting of Stockholders of the Company to be held May 22, 1996 and at any adjournment thereof. UNLESS OTHERWISE SPECIFIED, ALL SHARES ALLOCATED TO THE UNDERSIGNED'S THRIFT PLAN ACCOUNTS WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE ELECTION OF PRICE WATERHOUSE LLP AS AUDITORS, AND AT THE DISCRETION OF THE TRUSTEE OR ITS PROXIES UPON ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE SUCH ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

                       (PLEASE COMPLETE ON OTHER SIDE)

                         INLAND STEEL INDUSTRIES, INC.
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1. ELECTION OF DIRECTORS.
   A. Robert Abboud, James W. Cozad, Robert J. Darnall, James A. Henderson, Robert B. McKersie, Donald S. Perkins, Jean-Pierre Rosso, Joshua I. Smith, Nancy H. Teeters and Arnold R. Weber.

                             For All
   For        Withheld       Except                    ________________________
   [ ]          [ ]           [ ]                      Nominee Exception

2. THE ELECTION OF PRICE WATERHOUSE LLP AS AUDITORS FOR THE YEAR 1996.

   For       Against         Abstain
   [ ]         [ ]             [ ]

3. IN THE DISCRETION OF THE PROXIES, TO VOTE UPON ANY AND ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE SUCH ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.


                                   ____________________________________________
                                                   Signature


                                   Dated:________________________________, 1996
                                   PLEASE DATE, SIGN, AND RETURN PROMPTLY.

DEAR STOCKHOLDER:

     Enclosed are your Proxy and Proxy Statement for the 1996 Annual Meeting of Stockholders of Inland Steel Industries, Inc. Voting with respect to any common stock held by you of record in certificate form, any common stock credited to your account under the Shareholder Investment Service, and any Series A $2.40 Cumulative Convertible Preferred Stock held by you of record is consolidated on the enclosed Proxy.

     If, in addition to being a stockholder of the Company on April 2, 1996, you are a participant in the Company's Thrift Plan, you also will receive Confidential Voting Directions and Instructions to Thrift Plan Participants from the Company. You are requested to sign, date and return the Confidential Voting Directions in the postage-paid envelope provided with such Directions.

     PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU DECIDE TO ATTEND THE MEETING, TO ENSURE THAT YOUR VOTE IS REPRESENTED.

                    INSTRUCTIONS TO THRIFT PLAN PARTICIPANTS

    Please date and sign your name (exactly as it appears on the accompanying Confidential Voting Directions) in the space provided and return the Confidential Voting Directions in the enclosed postage-paid envelope to direct Harris Trust and Savings Bank, as Trustee of the Employee Stock Ownership Plan contained within the Thrift Plan, to vote your shares in the Plan.

    All shares of both the Company's common stock and its Series E ESOP Convertible Preferred Stock allocated to your Thrift Plan accounts, whether vested or unvested, will be voted by Harris Trust and Savings Bank, Chicago, Illinois, as the Trustee, according to your directions. IF THE CONFIDENTIAL VOTING DIRECTIONS ARE RETURNED SIGNED WITH NO VOTING DIRECTIONS MARKED, YOU WILL BE DEEMED TO HAVE DIRECTED THE TRUSTEE TO VOTE ALL SHARES ALLOCATED TO YOUR ACCOUNTS IN THE MANNER SPECIFIED IN BOLDFACE TYPE ON THE FRONT OF THE CONFIDENTIAL VOTING DIRECTIONS. THE TRUSTEE SHALL VOTE ALL SHARES ALLOCATED TO PARTICIPANTS' ACCOUNTS FOR WHICH PROPERLY COMPLETED CONFIDENTIAL VOTING DIRECTIONS ARE NOT RECEIVED PRIOR TO 5:00 P.M., CHICAGO TIME, ON MAY 21, 1996 AND ALL UNALLOCATED SHARES HELD IN THE THRIFT PLAN IN THE SAME PROPORTION AS THE SHARES WITH RESPECT TO WHICH PROPERLY COMPLETED CONFIDENTIAL VOTING DIRECTIONS HAVE BEEN TIMELY RECEIVED FROM PARTICIPANTS IN THE PLAN.

    PLEASE DATE, SIGN AND RETURN THE CONFIDENTIAL VOTING DIRECTIONS PROMPTLY, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, SO THAT YOUR SHARES WILL BE VOTED IN THE MANNER YOU DESIRE. YOU MAY REVOKE YOUR VOTING DIRECTIONS AT ANY TIME PRIOR TO 5:00 P.M., CHICAGO TIME, ON MAY 21, 1996.

    If, in addition to being a Participant in the Thrift Plan, you were a stockholder of the Company on April 2, 1996, you will receive a separate Proxy and Proxy Statement from the Company. You are requested to sign, date and return that Proxy in the postage-paid envelope provided. Legal requirements provide for the separate solicitation of Participants in the Plan who are also stockholders of the Company.